Exhibit (e)

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is made this 6th day of December, 2013, by and between ETFis Series Trust I, a Delaware statutory trust (“Trust”) having its principal place of business at 317 Madison Avenue, Suite 920, New York, NY 10017, and ETF Distributors LLC, a Delaware limited liability company (“Distributor”) having its principal place of business at 317 Madison Avenue, Suite 920, New York, NY 10017.

WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities (each, “Fund” and, collectively, “Funds”), having filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust intends to create and redeem shares of beneficial interest, no par value per Share (“Shares”) of each Fund on a continuous basis at their net asset value (“NAV”) only in aggregations constituting a Creation Unit, as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the Trust’s Prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support services;

WHEREAS, the Distributor, a registered broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1. Appointment.

The Trust hereby appoints the Distributor as the exclusive distributor for Creation Units of each Fund listed in Exhibit A hereto, as may be amended by the Trust from time to time on written notice to the Distributor, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2. Definitions.

Wherever they are used herein, the following terms have the following respective meanings:

(a) “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the SEC from time to time;

(b) “Registration Statement” means the registration statement most recently filed from time to time by the Trust with the SEC and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect; and

(c) All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3. Duties of the Distributor

(a) The Distributor agrees to act as agent of the Trust in connection with the receipt and processing of all orders for purchases and redemptions of Creation Units of each Fund from DTC Participants or participants in the Continuous Net Settlement System of the National Securities Clearing Corporation (“NSCC Participants”) that have executed a Participant Agreement, as defined in paragraph 3(b) hereof, (“Authorized Participants”) with the Distributor and the transfer agent of the Trust (“Transfer Agent”) and to transmit such orders to the custodian of the Trust (“Custodian”) and Transfer Agent in accordance with the Registration Statement and Prospectus; provided, however, that nothing herein shall affect or limit the right and ability of the Custodian to accept Deposit Instruments and related Cash Amounts through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Units and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies.

(b) The Distributor agrees to use commercially reasonable efforts to act as agent of the Trust with respect to the continuous distribution of Creation Units of each Fund as set forth in the Registration Statement and in accordance with the provisions thereof. The Distributor further agrees as follows: (i) at the request of the Trust, the Distributor shall enter into selected or soliciting dealer participant agreements (“Participant Agreements”) between and among Authorized Participants, the Distributor and the Transfer Agent, for the purchase of Creation Units of the Funds, in accordance with the Registration Statement and Prospectus; (ii) the Distributor shall generate, transmit and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances to the purchaser or redeemer (all such confirmations will indicate the time such orders were accepted and will be made available to the Trust promptly upon request); (iii) the Distributor shall deliver a copy of current Prospectus when available, to each Authorized Participant of the relevant Fund and, upon request, the Statement of Additional Information; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(c) The Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers of Creation Units through Authorized Participants in accordance with the procedures set forth in the Prospectus.

(d) All activities by the Distributor and its agents and employees that are primarily intended to result in the sale of Creation Units shall comply with the Registration Statement and Prospectus, the instructions of the investment adviser of the Trust or the investment sub-adviser of the Trust (collectively, “Adviser”) and the Board of Trustees of the Trust, the Agreement and Declaration of Trust, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges.

(e) Except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Creation Units will be the aggregate NAV of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus.

(f) If and whenever the determination of NAV is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to process orders for Creation Units on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(g) The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or Prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Trust and its respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(h) The Distributor shall ensure that all direct requests for Prospectuses, Statements of Additional Information, product descriptions and periodic Fund reports, as applicable, are fulfilled. In addition, the Distributor shall arrange to provide the Listing Exchanges with copies of the Prospectuses and Statements of Additional Information and product descriptions to be provided to purchasers in the secondary market. The Distributor will generally make it known in the brokerage community that Prospectuses and Statements of Additional Information and product descriptions are available, including by (i) advising the Listing Exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the SEC or its staff. The Distributor shall not bear any costs associated with printing the Prospectuses, Statements of Additional Information and all other such materials, but shall bear the costs associated with delivering such documents to persons required by applicable law to receive them.

(i) The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend Board of Trustees (“Board”) meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of the Trust.

(j) The Distributor shall review and approve all sales and marketing materials regarding each Fund for compliance with applicable laws and the conditions of any applicable exemptive order, and shall file such materials with FINRA as required by the 1933 Act and 1940 Act, and the rules promulgated thereunder. All such sales and marketing materials must be approved, in writing, by the Distributor prior to their use.

(k) The Distributor shall not offer any Shares and shall not accept any orders for the purchase or sale of Shares hereunder if and so long as (i) the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or (ii) a current Prospectus, as required by Section 10 of the 1933 Act, is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

(l) The Distributor shall maintain and make available a dedicated toll-free line for Authorized Participants to place requests to create and redeem Creation Units. The Distributor will use the Trust’s transfer agent’s order processing system pursuant to which the Authorized Participants may contact the Distributor (or its affiliates) and place requests to create and redeem Creation Units. The order processing system shall, including without limitation, (i) generate and transmit confirmations of purchase and redemption order acceptances to purchasers and redeemers of Creation Units; (ii) provide acknowledgements to Authorized Participants that their orders have been accepted; (iii) reject any orders that were not submitted in proper form or in a timely fashion; (iv) confirm that each Authorized Participant will not place trades that would raise its total holdings to 80% or more of the outstanding Shares of any Fund; (v) maintain along with the Trust and its transfer agent the right to require and rely upon information necessary to determine beneficial share ownership for purposes of the 80% determination or, in lieu of this, accept a certification from a Listing Exchange member firm or a member of such other exchange that the cost basis of the Deposit Instruments is essentially identical to their market value at the time of deposit.

(m) The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d)

under the 1940 Act and shall permit representatives of the Trust, upon reasonable notice, to have access to such records

(n) The Distributor agrees to maintain compliance policies and procedures that are reasonably designed to (i) prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement and (ii) comply with FINRA Rule 3130 (together, “Compliance Program”), and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board.

(o) The Distributor has of the date hereof, and shall at all times maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act or any successor provisions thereto. In the event that the net capital of the Distributor shall fall below that required by Rule 15c3-1 under the 1934 Act (or any successor provision thereto) the Distributor shall provide notice thereof to the Adviser and the Trust.

4. Duties of the Trust.

(a) The Trust, itself or through its service providers, agrees to issue Creation Units of each Fund and to request DTC to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in the Prospectus in such amounts as the Distributor has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite Deposit Instruments and Cash Amount (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus and Statement of Additional Information.

(b) The Trust agrees that it will annually take all actions necessary to register an indefinite number of Shares of each relevant Fund under the 1933 Act. The Trust will make available to the Distributor such number of copies of its then currently effective Prospectus and Statement of Additional Information and product description as the Distributor may reasonably request. The Trust will furnish to the Distributor copies of all semi-annual reports and audited annual reports of the Trust’s books and accounts made by the independent public accountants regularly retained by the Trust and such other publicly available information that the Distributor may reasonably request for use in connection with the distribution of Creation Units. The Trust, itself or its administrator, shall keep the Distributor informed of the jurisdictions in which the Trust has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in authorized jurisdictions where the

Distributor had no information from the Trust or its administrator that such sale or sales were unauthorized at the time of such sale or sales.

5. Fees and Expenses.

(a) The Distributor shall be entitled to such compensation from the Trust for the services provided by the Distributor pursuant to this Agreement as set forth on Schedule I.

(b) The Trust shall bear the cost and expenses of: (i) the registration of the Shares for sale under the 1933 Act; and (ii) the registration or qualification of the Shares for sale under the securities laws of the various States.

(c) The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; and (ii) the expenses incurred by the Distributor in connection with routine FINRA filings.

(d) Additionally, the Distributor and its affiliates may receive compensation or reimbursement from the Trust and the Adviser with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

6. Standard of Care

(a)           The Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this agreement.

7. Indemnification.

(a) The Trust agrees to indemnify and hold harmless the Distributor, its affiliates and each of their respective directors, officers and employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (any of the Distributor, its officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Distributor Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith, collectively, “Losses”) arising out of or based upon (i) any claim that the Registration Statement, Prospectus, Statement of Additional Information, product description, shareholder reports, sales literature and advertisements specifically approved by the Trust and Adviser or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus, Statement of Additional Information and product description, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law; (ii) the breach by the Trust of any obligation, representation or warranty contained in this Agreement; or (iii) the Trust’s failure to comply in any material respect with applicable securities laws.

The Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. The Trust will also not indemnify any Distributor Indemnitee with respect to any untrue statement or omission made in the Registration Statement, Prospectus, Statement of Additional Information or product description that is subsequently corrected in such document (or an amendment thereof or supplement thereto) if a copy of the Prospectus (or such amendment or supplement) was not sent or given to the person asserting any such loss, liability, claim, damage or expense at or before the written confirmation to such person in any case where such delivery is required by the 1933 Act and the Trust had notified the Distributor of the amendment or supplement prior to the sending of the confirmation. In no case is the indemnity of the Trust in favor of any Distributor Indemnitee to be deemed to protect the Distributor Indemnitee against any liability to the Trust or its shareholders to which the Distributor Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

Distributor Indemnitee shall notify the Trust in writing of the claim at its principal offices within 15 days after the summons or other first written notification giving information of the nature of the claim shall have been served upon Distributor Indemnitee (or after Distributor Indemnitee shall have received notice of service on any designated agent). Failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to any Distributor Indemnitee against whom such action is brought unless such failure or delay to so notify the Trust prejudices the Trust’s ability to defend against such claim or obtain insurance coverage with respect to such claim.

The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to Distributor Indemnitee, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, Distributor Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Creation Units or the Shares.

(b) The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Trust and each of its Trustees and officers and its controlling persons are collectively referred to as the “Trust Affiliates”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the allegation of any negligent, willful or wrongful act of the Distributor or any of its directors, officers, employees or affiliates in connection with its activities as Distributor pursuant to this Agreement; (ii) the breach of any obligation, representation or warranty contained in this Agreement by the Distributor; (iii) the Distributor’s failure to comply in any material respect with applicable securities laws, including applicable FINRA regulations; or (iv) any allegation that the Registration Statement, Prospectus, Statement of Additional Information, product description, shareholder reports, any information or materials relating to the Funds (as described in Section 3(g)) or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was (x) made in reliance upon, and in conformity with information furnished to the Trust by or on behalf of the Distributor or (y) otherwise approved by the Distributor in writing in the performance of its duties under this Agreement.

In no case is the indemnity of the Distributor in favor of any Trust Affiliate to be deemed to protect any Trust Affiliate against any liability to the Trust or its security holders to which such Trust Affiliate would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. Trust Affiliate shall notify the Distributor in writing of the claim within 15 days after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust Affiliate (or after the Trust Affiliate shall have received notice of service on any designated agent). Failure to notify the Distributor of any claim shall not relieve the Distributor from any liability that it may have to the Trust Affiliate against whom such action is brought on account of its indemnity agreement contained in this Section unless failure or delay to so notify the Distributor prejudices the Distributor’s ability to defend against such claim.

The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, its officers and Board and to any controlling person or persons, defendant or defendants in the suit. In the event that Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, its officers and Trustees or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of the Creation Units or the Shares.

(c) No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 7(a) or 7(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This Section 7 shall survive the termination of this Agreement.

8. Representations.

(a) The Distributor represents and warrants that (i) it is duly organized as a Delaware limited liability company and is and at all times will remain duly authorized and licensed under applicable law to carry out its services as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iii) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound; (iv) it is registered as a broker-dealer under the 1934 Act and is a member of FINRA; and (v) it has in place a Compliance Program reasonably designed to prevent violations of the Federal Securities Laws as that term is defined in Rule 38a-1 under the 1940 Act; (v) shall provide the Trust with a certification to such effect no less than annually or as otherwise reasonably requested by the Trust; and (vi) it shall comply (and to the extent it takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements under the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as investment restrictions, policies and procedures adopted by the Trust.

(b) The Distributor and the Trust each individually represent that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v)  provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Trust acknowledges that the Authorized Participants are not “customers” for the purposes of 31 CFR 103.

(c) The Distributor and the Trust each individually represent and warrant that it: (i) has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation; (ii) will comply with all of the applicable terms and provisions of the 1934 Act; and (iii) will provide certifications to the Trust in order to assist the Trust in complying with certain rules under the 1940 Act (by way of example only, Rules 30a-2, 30a-3 and 38a-1) and in connection with the filing of certain Forms (by way of example only, Form N-CSR).

(d) The Trust represents and warrants that (i) it is duly organized as a Delaware statutory trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound; (v) the Registration Statement and each Fund’s Prospectus have been prepared, and all sales literature and advertisements approved by the Trust and the Adviser or other materials prepared by or on behalf of the Trust for the Distributor’s use (“Sales Literature and Advertisements”) shall be prepared in material with conformity with the 1933 Act, the 1940 Act and applicable the rules and regulations of the SEC (“Rules and Regulations”); and (vi) all statements of fact contained the Registration Statement and each Fund’s Prospectus or any Sales Literature and Advertisements are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the Registration Statement, any Fund’s Prospectus, nor any Sales Literature and Advertisements shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund’s Prospectus in light of the circumstances in which made, not misleading. The Trust shall, from time to time, file amendment(s) to the Registration Statement and supplements to each Fund’s Prospectus and Statement of Additional Information as, in the opinion of the Trust’s counsel, shall be necessary in order to that each Fund’s Prospectus and Statement of Additional Information shall contain all material facts required or necessary to be stated therein such that the Prospectus and Statement of Additional Information are not be misleading. Notwithstanding the foregoing, the Trust shall not be deemed to make any representation or warranty as to any information or statement provided by the Distributor for inclusion in the Registration Statement or any Fund’s Prospectus or Statement of Additional Information.

(e) The Trust represents to the Distributor that the Registration Statement and Prospectus filed by the Trust with the SEC with respect to the Trust have been prepared in material with conformity with the requirements of the 1933 Act, the 1940 Act and the Rules and Regulations thereunder. The Trust or its administrator will notify the Distributor promptly of any amendment to the Registration Statement or supplement to the Prospectus filed with the SEC and any stop order suspending the effectiveness of the Registration Statement; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any Registration Statement and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional. The Trust and the Adviser shall not be responsible in any way for any information, statements or representations given or made by the Distributor or its representatives that are contained in the Trust’s Registration Statement, Prospectus, Statement of Additional Information or financial reports filed on behalf of the Trust or in any Sales Literature and Advertisements.

9. Duration, Termination and Amendment.

(a) This Agreement shall be effective on the date set forth above, and unless terminated as provided herein, shall continue for two (2) years from its effective date, and thereafter from year to year, provided such continuance is approved annually by vote of (i) a majority of the Board members or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Board members who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund by vote of a majority of those Board members who are not parties to this Agreement or interested persons of any such party on at least ninety (90) days prior written notice to the Distributor. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” shall have the respective meanings specified in the 1940 Act.

(b) No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

(c) Upon termination of this Agreement, the Distributor agrees to cooperate in the orderly transfer of distribution duties and shall deliver promptly to the Trust or as otherwise directed by the Trust all records and other documents made or accumulated in the Distributor’s performance of its duties for the Trust hereunder.

(d) In the event that the Distributor gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided the Trust uses all reasonable commercial efforts to appoint a replacement on a timely basis.

10. Notice.

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Distributor:

ETF Distributors LLC

6 E. 39th Street, Suite 1003

New York, NY 10016

Telephone: (212) 593-4383

Facsimile: (212) 593-4384

If to the Trust:

ETFis Series Trust I

ATTN: William J. Smalley

6 E. 39th Street, Suite 1003

New York, NY 10016

Telephone: (347) 903-8347

Facsimile: (212) 593-4384

11. Choice of Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the choice of laws provisions thereof.

12. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Severability.

If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, in order to effectuate the intended results of such invalid provisions.

14. Insurance.

The Distributor will maintain at its expense an errors and omissions insurance policy adequate to cover services provided by the Distributor hereunder.

15. Confidentiality.

During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts, inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. Each party shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as provided by the other party or as required by law. Upon termination of this Agreement for any reason, or as otherwise requested by the Trust, all Confidential Information held by or on behalf of Trust shall be promptly returned to the Trust, or an authorized officer of the Distributor will certify to the Trust in writing that all such Confidential Information has been destroyed. This Section 15 shall survive the termination of this Agreement. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by the SEC or other governmental regulatory agency with jurisdiction over the parties hereto or (ii) requested to do so by the other party; provided that in the event of (i), the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

16. Limitation of Liability.

This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder is not binding upon any of the Board members, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Trust shall be enforceable against the assets of that Fund only, and not against the assets of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of that Fund. The Trust’s Agreement and Declaration of Trust is on file with the Trust.

17. Use of Names; Publicity.

The Trust shall not use the Distributor’s name in any offering material, shareholder report, Sales Literature and Advertisements, or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of the Distributor hereunder, in a manner not approved by the Distributor in writing prior to such use, which approval shall not to be unreasonably withheld. The Distributor hereby consents to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority.

The Distributor shall not use the name “Manna” in any offering material, shareholder report, advertisement or other material relating to the Distributor, other than for the purpose of merely identifying and describing the functions of the Trust hereunder, in a manner not approved by the Trust in writing prior to such use; provided, however, that the Trust shall not unreasonably withhold consent to all uses of its name required by the Commission, any state securities commission, or any federal or state regulatory authority.

Notwithstanding the foregoing, the Trust hereby consents to the placement of an announcement on Distributor’s website stating that the Trust is a new client of Distributor’s for ETF services.

18. Business Continuity Plan

The Distributor shall maintain in effect a business continuity plan, and enter into any agreements necessary with appropriate parties making reasonable provision for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, the Distributor shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

19. Entire Agreement

This Agreement embodies the entire agreement and understanding between the parties, except for those included in the Services Agreement, provided, however, that the Distributor may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

ETFIS SERIES TRUST I

By: /s/William J. Smalley

Name: William J. Smalley

Title: President

ETF DISTRIBUTORS LLC

By: /s/William J. Smalley

Name: William J. Smalley

Title: Managing Principal

EXHIBIT A

(As of May 8, 2015)

InfraCap MLP ETF

Tuttle Tactical Management U.S. Core ETF

BioShares Biotechnology Products Fund

BioShares Biotechnology Clinical Trials Fund

InfraCap REIT Preferred ETF

Tuttle Tactical Management Multi-Strategy Income ETF

Newfleet Multi-Sector Unconstrained Bond ETF

Schedule I

(As of May 8, 2015)

FEES

InfraCap MLP ETF	The greater of $30,000 or 1 BP on average AUM
BioShares Biotechnology Products ETF	The greater of $30,000 or 4 BP on average AUM
BioShares Biotechnology Clinical Trials ETF	The greater of $30,000 or 4 BP on average AUM
Tuttle Tactical Management U.S. Core ETF	The greater of $30,000 or 4 BP on average AUM
InfraCap REIT Preferred ETF	The greater of $15,000 or 4 BP on average AUM
Tuttle Tactical Management Multi-Strategy Income ETF	The greater of $30,000 or 4 BP on average AUM
Newfleet Multi-Sector Unconstrained Bond ETF	1 BP on average AUM